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William R. Jellison	FOR IMMEDIATE RELEASE
Senior Vice President and
Chief Financial Officer
(717) 849-4243

DENTSPLY INTERNATIONAL
COMMENTS ON IMPACT OF NATURAL DISASTER IN JAPAN
York, PA – March 15, 2011 – DENTSPLY International Inc. (NASDAQ-XRAY) reported today that all of its Japan-based associates are safe following the massive earthquake and subsequent tsunami near Japan’s northeastern coast of Honshu.
DENTSPLY’s primary facilities located in Tokyo and Nasu were not in the immediate area of devastation, and did not sustain substantial damage.
DENTSPLY has several key suppliers in Japan, including two that are located in the affected region. The Company has been informed that the employees of these suppliers appear to be safe, and that their facilities did not sustain any serious damage.   One such key supplier, which is the source of product comprising approximately 9% of the Company’s consolidated net sales in 2010, is located in an evacuation zone.  As such, it is not clear when production will resume and product supply will be available from this supplier’s facility.

Bret W. Wise, DENTSPLY’s Chairman and CEO, states, “Our DENTSPLY associates’ safety remains our utmost priority.  We are currently assessing the impact that this natural disaster will have on our business and working diligently to minimize any disruption to our employees, customers and business partners.  While our global business has started the year  strong and we remain on track to meet our targets for 2011, the negative impact of the situation in Japan is difficult to quantify at this early stage.  As such we are withdrawing our previously issued earnings guidance for 2011 until more information is available. On behalf of the entire Company, I would like to express our deepest condolences to all Japanese citizens as they manage through this tragic event.”
DENTSPLY is preparing a donation through the International Red Cross to help the Japanese people in this time of distress.
DENTSPLY designs, develops, manufactures and markets a broad range of professional dental products including dental implants, endodontic instruments and materials, orthodontic appliances, restorative materials, preventive materials and devices, and prosthetic materials and devices.  The Company distributes its dental products in over 120 countries under some of the most well-established brand names in the industry. DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market.

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